Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements (Form S-8 Nos. 333-271269, 333-265182, 333-258867, 333-278684, 333-279543, 333-280917, 333-286523, 333-288958 and Form S-3 No. 333-268938) of Skillsoft Corp. of our reports dated April 7, 2026, with respect to the consolidated financial statements of Skillsoft Corp. and the effectiveness of internal control over financial reporting of Skillsoft Corp. included in this Annual Report (Form 10-K) for the year ended January 31, 2026.

/s/ Ernst & Young LLP

Boston, Massachusetts

April 7, 2026